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                                                                 EXHIBIT 23.5

                      CONSENT OF THE CARSON MEDLIN COMPANY


     We hereby consent to the inclusion as Appendix B to the Prospectus/Proxy Statement constituting part of the Registration Statement on Form-S-4 of First American Corporation of our letter to the Board of Directors of The Middle Tennessee Bank and to the references made to such letter and to the firm in such Prospectus/Proxy Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                       /s/ THE CARSON MEDLIN COMPANY

Tampa, Florida
August 10, 1998